Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (this “Agreement”) is made and entered into this 18th day of December 2006 (the “Effective Date”), by and between Cisco Systems Capital Corporation, a Nevada corporation (“Lender”) and Savvis Communications Corporation, a Missouri corporation (“Borrower”).

I. LOANS AND PAYMENT.

A. Loans. Subject to the terms and conditions of this Agreement, Lender agrees to make advances (each, a “Loan”) available to Borrower from time to time from and after the Effective Date until the Availability Termination Date (as defined below) for use by Borrower in the purchase of certain Equipment (as defined below). The aggregate principal amount of the Loans outstanding at any time shall not exceed $33,000,000, and the principal amount of any Loan shall not exceed the aggregate of (1) the purchase price of the Equipment being financed by such Loan and (2) certain taxes and other costs incurred by Borrower in connection with such purchase, as approved by Lender in its sole discretion (the “Related Costs”). Amounts repaid on the Loans may not be reborrowed. The proceeds of the Loans shall be used solely to finance the purchase of the Equipment and payment of the Related Costs. “Equipment” means networking and telecommunications equipment and other related networking and telecommunications goods, spare parts, accessories maintenance, software and services that Cisco Systems, Inc. manufactures, assembles, sells, licenses or provides, either directly or through any distributor or other reseller or vendor reasonably satisfactory to Cisco Systems, Inc. “Availability Termination Date” means the earliest of (1) December 18, 2007, (2) the date Lender’s obligation to advance funds is terminated pursuant to Section VI, and (3) the date of indefeasible prepayment in full by Borrower of the Obligations pursuant to the terms of this Agreement.

B. Guaranty. Prior to the first Funding Date (as defined below), Borrower shall cause its parent, Savvis, Inc., a Delaware corporation (“Parent”), to execute a Guaranty in favor of Lender in the form attached hereto as Exhibit A (the “Parent Guaranty”).

C. Borrowing Procedure. Within five (5) days after receipt by Borrower of each proforma or final invoice for Equipment, Borrower shall make a written request to Lender for a Loan to finance the purchase of such Equipment in substantially the form of Exhibit B (the “Borrowing Notice”). A list substantially describing the Equipment being financed under this Agreement shall be attached as Schedule A to the Borrowing Notice, which shall be the same list as is attached to the relevant purchase orders. Borrower acknowledges that complete and definitive descriptive and location information regarding the Equipment may not be available at the time of a proforma invoice and Borrower agrees to amend any Schedule A to supplement, correct or replace such information, to the extent necessary to accurately document the Equipment information subject to the Schedule A. Subject to the terms and conditions in this Agreement, Lender shall make the proceeds of the Loan available directly to the vendor on the date requested pursuant to the Borrowing Notice (the “Funding Date”). The request and acceptance by Borrower of the proceeds of any Loan shall be deemed to constitute, as of the date of such request and the date of such acceptance, (i) a representation and warranty by Borrower that the conditions in Section I.D. have been satisfied, and (ii) a restatement by Borrower of each of the representations and warranties made by it in this Agreement.

D. Conditions to Loans

i. Conditions Precedent to Initial Loan. The obligation of Lender to make the initial Loan is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, all of the following:

a) This Agreement duly executed by Borrower and Lender;

b) The Parent Guaranty duly executed by Parent;

c) Evidence that a UCC financing statement has been filed with the office of the Secretary of State of the State of Missouri;

d) An amendment to the Credit Agreement dated as of June 10, 2005 (as amended, restated, modified and supplemented from time to time, the “Wells Fargo Credit Agreement”) among Wells Fargo Foothill, Inc., as “Agent” (as defined thereunder) and a “Lender” (as defined thereunder), the other “Lenders” from time to time party thereto and Borrower, permitting the Borrower to enter into this Agreement;

e) An Intercreditor Agreement dated as of even date herewith by and among Wells Fargo Foothill, Inc., Borrower and Lender establishing the relative rights and priorities of Wells Fargo Foothill, Inc. and Lender with respect to the assets of Borrower;

f) An unaudited (x) consolidated and consolidating balance sheet and income statement and (y) consolidated statement of cash flow, in each case for the most recent month ended covering Parent, Borrower and their respective Subsidiaries’ operations during such period;

g) An officer’s certificate of Borrower with copies of the following documents attached: (i) the articles of incorporation and by-laws of Borrower certified by Borrower as being in full force and effect on the date hereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents (as defined in Section II);

h) An officer’s certificate of Parent with copies of the following documents attached: (i) the amended and restated certificate of incorporation and by-laws of Parent certified by Parent as being in full force and effect on the date hereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of the Parent Guaranty;

i) Evidence of good standing from Borrower’s jurisdiction of incorporation, together with certificates or other evidence from the applicable governmental authorities in Borrower’s jurisdiction of incorporation stating that Borrower is in compliance with the tax laws of such jurisdiction, each dated as of a recent date;

j) Evidence of good standing from Parent’s jurisdiction of incorporation, together with certificates or other evidence from the applicable governmental authorities in Parent’s jurisdiction of incorporation stating that Parent is in compliance with the tax laws of such jurisdiction, each dated as of a recent date and in form and substance satisfactory to Lender;

k) Evidence of the insurance coverage required by Section IV.B of this Agreement;

ii. Conditions Precedent to All Loans. The obligation of Lender to make each Loan, including the initial Loan, is further subject to the following conditions:

a) All representations and warranties by Borrower contained herein or in any of the other Loan Documents shall be true and correct as of such date, except to the extent that any such representation or warranty is expressly stated to relate to a specific earlier date, in which case, such representation and warranty shall be true and correct as of such earlier date;

b) No Default or Event of Default shall have occurred and be continuing;

c) No Material Adverse Change shall have occurred (as defined in Section V);

d) Borrower shall have provided, or caused to be provided, to Lender, with respect to the Equipment to be financed with such Loan, original vendor invoices, purchase orders, bills of sale, receipts, agreements, proof of payment, serial numbers, and such other documents and information as Lender shall reasonably request to evidence the ownership, the purchase price, and the fair market value of, such Collateral, each in form and substance reasonably satisfactory to Lender;

e) Borrower shall have provided to Lender a Borrowing Notice and related Note with respect to such Loan;

f) Such other documents, and completion of such other matters, as Lender may deem necessary or appropriate in its reasonable discretion.

E. Interest. Interest shall accrue on the unpaid principal amount of each Loan from the Funding Date until such Loan has been repaid in full, together with all other Obligations related to such Loan, at a per annum rate of interest equal to 8.384%. All computations of interest on each Loan, including Default Interest (as defined below), shall be based on a year of 360 days for actual days elapsed. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by applicable law. If either (i) any amounts required to be paid by Borrower under this Agreement or the other Loan Documents (including principal and interest payable with respect to any Loan, and any fees or other amounts) remain unpaid after such amounts are due, or (ii) an Event of Default has occurred and is continuing, Borrower shall pay interest on the aggregate outstanding balance hereunder from the date due or from the date of the Event of Default, as applicable, until such past due amounts are paid in full or until all Events of Default are cured, as applicable, at a per annum rate equal to 11% (“Default Interest”).

F. Payment Terms. Prior to the Funding Date, Borrower shall execute and deliver to Lender a note to evidence each Loan, substantially in the form of Exhibit C hereto (the “Note”). The principal amount of the Loan as of the Funding Date shall be amortized monthly on a straight-line basis based on a five-year amortization period and paid from and including the first day of the calendar month following the Funding Date. Borrower may at any time on at least five (5) days’ prior written notice to Lender voluntarily prepay without penalty all or any portion of the Loans along with unpaid interest through the date of prepayment. Any partial prepayments of the Loans shall be applied to scheduled installments thereof in inverse order of maturity.

G. Taxes. Borrower shall make each payment under this Agreement without set-off, counterclaim or deduction and free and clear of and without deduction for any and all present and future, foreign and domestic, taxes (including withholding income taxes), levies, imposts, duties, fees, assessments, charges, deductions or withholdings and all liabilities with respect thereto (collectively, the “Taxes”). Borrower agrees to pay all such Taxes to be paid on behalf of Lender directly to the appropriate governmental authority. If Borrower shall be required by law or is otherwise compelled to deduct any Taxes from any payment to Lender under any Loan Document, then the amount payable to Lender shall be increased so that, after making all required deductions, Lender receives an amount equal to that which it would have received had no such deductions been made. Borrower further agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies and any notarial fees that any governmental authorities may impose on this Agreement, on the issuance of any note hereunder or on any other Loan Document, including any stamp taxes or any other similar taxes which may be required for enforcement purposes (the “Other Charges”). Borrower hereby indemnifies and holds Lender harmless for any and all payments made by Lender of any Taxes and Other Charges and for any liabilities (including penalties, interest, legal costs and expenses) incurred by Lender , except for Other Charges due solely to Lender’s untimely processing, or which may be imposed on Lender in connection therewith.

H. Payment in U.S. Currency. All payments hereunder shall be due and paid in U.S. Dollars. Payment in U.S. Dollars of all amounts due under this Agreement is of the essence, and U.S. Dollars shall be the currency of account in all events. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in U.S. Dollars into other currency (“Other Currency”), the rate of exchange used shall be that at which in accordance with normal banking procedures Lender could purchase U.S. Dollars with the Other Currency on the business day preceding that on which final judgment is given, unless the relevant court in which such judgment is being rendered has different rules in connection with the conversion of local currency into U.S. Dollars, in which case such rules will prevail. The obligation of Borrower in respect of any such sum due from it to Lender under this Agreement shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that on the Business Day following receipt by Lender of any sum adjudged to be so due in the Other Currency, Lender may in accordance with normal banking procedures purchase U.S. Dollars with the Other Currency; if the U.S. Dollars so purchased are less than the sum originally due to Lender in U.S. Dollars, Borrower agrees, as a separate and independent obligation and notwithstanding any such judgment and to the extent permitted by law, to indemnify Lender against such loss, and if the U.S. Dollars so purchased exceed the sum originally due to Lender in U.S. Dollars, Lender agrees to remit to Borrower such excess.

II. CREATION OF SECURITY INTEREST. To secure payment and performance of all debts, liabilities and obligations of Borrower to Lender under the Loan Documents, as defined below (collectively, the “Obligations”), Borrower hereby grants a security interests to Lender in the property listed on Exhibit D (collectively, the “Collateral”). For purposes of this Agreement the term “Loan Documents” means this Agreement, any and all Notes, the Parent Guaranty, any other guaranty and any other agreement, document or instrument executed and delivered to, or in favor of, Lender in connection with this Agreement or the transactions contemplated hereby, in each case as amended or restated from time to time. The Loans and all of the other Obligations of Borrower to Lender shall constitute one general obligation of Borrower secured by all of the Collateral.

III. REPRESENTATIONS OF BORROWER.

A. Due Organization; Name. Borrower is a corporation duly organized, validly existing and in good standing under the laws of Missouri. Borrower’s true and correct legal name is as set forth in this Agreement and is the same as is set forth in its current articles of incorporation previously delivered to Lender.

B. Authorization; No Conflict; Enforceable Obligations. The execution, delivery and performance of the Loan Documents by Borrower (1) have been duly authorized by all necessary corporate, partnership or company action, (2) do not require the approval of, or giving notice to, any governmental authority, (3) do not contravene or constitute a default under any applicable law, Borrower’s organizational documents, or any agreement, indenture, or other instrument to which Borrower is a party or by which it may be bound. The person executing the Loan Documents is duly authorized to do so and, upon execution and delivery by the other parties, if applicable, the Loan Documents constitute legal, valid and binding obligations of Borrower, and are enforceable in accordance with their terms, except as enforcement may be limited by equitable principles and bankruptcy, insolvency, reorganization moratorium or similar laws relating to creditors’ rights generally.

C. Collateral; Locations. Except as permitted in Section IV.C. herein, the Collateral owned by Borrower is and will be located at the following locations: (1) for locations within the United States, as set forth in Schedule III.C.(1); and (2) for international locations, as set forth in Schedule III.C.(2) (the “Approved International Locations”). The value of the Collateral located within each country of the Approved International Locations shall not exceed the following amounts: (a) $2,500,000 in the United Kingdom; (b) $1,000,000 in Germany; (c) $500,000 in Singapore; and (d) $500,000 in Japan.

D. The chief place of business and chief executive office of Borrower is located at One SAVVIS Parkway, Town & Country, Missouri 63017. All corporate, partnership, doing business, trade and individual names of Borrower are listed below the signature lines hereof and are accurate and complete. The Collateral is personal property and will not be or become fixtures under applicable law. Other than with respect to the security interest in favor of Wells Fargo Foothill, Inc., as arranger and administrative agent, in connection with the Wells Fargo Credit Agreement, Borrower has good title to, rights in, and power to transfer all of the Collateral. This Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

E. True Information. The information supplied and statements made by Borrower in any agreement, financial or credit statement or application for credit prior to this Agreement are true and correct as of the date such information was supplied and statements were made by Borrower.

IV. COVENANTS

A. Use of Equipment. Borrower shall use the Equipment solely in the conduct of its business, in a manner and for the use contemplated by the manufacturer thereof, and in compliance with all material laws, rules and regulations of every governmental authority having jurisdiction over the Equipment or Borrower.

B. Insurance. Borrower shall obtain and maintain property damage and liability insurance and insurance against loss or damage to the Equipment as a result of fire, explosion, theft, vandalism and such other risks of loss as are normally maintained on the type of equipment constituting the Collateral by companies carrying on the business in which Borrower is engaged, in such amounts and in such form as is reasonably acceptable to Lender and with such insurers with a minimum AM Best rating of “A”, except for earthquake coverage. Each insurance policy shall name Borrower as insured and Lender and its assignees as additional insureds and loss payees thereof as their interest may appear, and shall provide that it may not be cancelled or materially altered without at least 30 days’ prior written notice thereof being given to Lender (or 10 days’, in the event of non-payment of premium). Borrower shall promptly provide certificates of insurance to Lender as may be reasonably requested from time to time.

C. Location of Equipment. Borrower shall not cause or permit any of the Equipment located in the United States as of the date of this Agreement to be moved outside the United States. Equipment located outside of the United States as of the date of this Agreement may not be transported to any location other than the Approved International Locations or the United States without the prior written consent of Lender. Upon thirty (30) days prior written notice to Lender, Borrower may, at Borrower’s sole risk and expense, relocate (i) any Equipment within or to the continental United States, and (ii) any Equipment located in an Approved International Location to another Approved International Location. Notwithstanding the generality of the foregoing, Borrower shall not cause or permit the value of the Collateral located within each country of the Approved International Locations to exceed the following amounts: (a) $2,500,000 in the United Kingdom; (b) $1,000,000 in Germany; (c) $500,000 in Singapore; and (d) $500,000 in Japan.

D. No Transfer. Borrower shall not sell, transfer or dispose of the Equipment, or make the Equipment subject to any lien, security interest or encumbrance, including with respect to taxes, other than (i) any lien, security interest or encumbrance pertaining to the Wells Fargo Credit Agreement or any refinancing thereof, provided, that such liens do not have priority over any of Lender’s liens in the Collateral; (ii) liens for unpaid taxes, assessments or other governmental charges or levies that are either (a) not yet delinquent, or (b) do not have priority over Lender’s liens in the Collateral and the underlying taxes, assessments or charges or levies are the subject of Permitted Protests. “Permitted Protests” means the right of Borrower to protest any taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien); provided that (a) a reserve with respect to such obligation is established on Borrower’s books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity or priority of Lender’s lien in the Collateral.

E. Personal Property; Landlord Agreements. Borrower shall do all acts and enter into all agreements reasonably necessary to ensure that the Equipment remains personal property. If requested by Lender with respect to any item of Equipment, Borrower will use commercially reasonable efforts to obtain and deliver to Lender a landlord agreement, mortgagee agreement, or equipment access agreements, as applicable, reasonably satisfactory to Lender from all persons claiming any interest in the real property on which such item of Equipment is located.

F. Financing Statements; Further Assurances. Borrower authorizes Lender to file any financing statements in the appropriate jurisdictions to perfect the security interest in the Collateral. Borrower will sign documents and take such other actions as are necessary for the preservation and protection of Lender’s security interest.

G. Conduct of Business; Corporate Name and Jurisdiction. Borrower will keep and maintain its business as presently constituted and will advise Lender immediately of any fact or occurrence which impairs, or with lapse of time could impair, Borrower’s abilities to perform hereunder. Borrower will not change its name or its jurisdictions of incorporation without providing Lender with ten (10) business days’ prior written notice thereof. If Borrower changes its name or jurisdiction of incorporation, it will promptly provide Lender with the amended or new certificate of incorporation.

H. Financial and Collateral Information. Borrower shall furnish to Lender as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Borrower’s fiscal quarters and 60 days at the end of a fiscal year) after the end of each month during each of Borrower’s fiscal years: an unaudited (x) consolidated and consolidating balance sheet and income statement and (y) consolidated statement of cash flow, in each case covering Parent, Borrower and their respective Subsidiaries’ operations during such period.. Borrower shall promptly furnish information regarding the Collateral as may from time to time reasonably request.

I. Cash Availability. Borrower shall maintain, on a consolidated basis, an aggregate amount of cash, cash equivalents and marketable securities, and available borrowings under any existing bank revolver of no less than $35,000,000.00 (as the same may be adjusted as set forth below, the “Combined Balance”), measured as of the last day of each calendar month (the “Cash Covenant”). Upon timely receipt of twelve (12) consecutive monthly payments hereunder, and annually thereafter so long as Borrower continues to make timely payments during such annual periods, Lender will review Borrower’s financial condition as of such date and may, in its reasonable business judgment, reduce or eliminate the Cash Covenant. Notwithstanding the foregoing, the Cash Covenant shall be reduced or eliminated as follows: (a) upon receipt by Borrower of net proceeds in an amount equal to $100,000,000 or greater, in the form of cash or equity, in connection with an issuance of equity by Parent or a Non-Material Asset Sale (as defined below) by Parent or Borrower, the minimum Combined Balance requirement in the Cash Covenant, as of the date of such event, shall be reduced by $15,000,000; (b) upon retirement of the Company’s Series A Senior Subordinated Notes either by conversion to equity or refinancing, the minimum Combined Balance requirement, as of the date of such event, under this Section IV.I shall be reduced by $15,000,000; and (c) for any trailing 12-month period, as measured at the end of each calendar month beginning December 31, 2008, if, on a consolidated basis, revenue of Parent and its subsidiaries is greater than $900,000,000.00 and EBITDA (as defined below) of Parent and its subsidiaries, is greater than $160,000,000.00, the Cash Covenant shall be eliminated in its entirety. If Borrower receives net proceeds of $100,000,000 or more, in the form of cash or equity, as a result of an asset sale other than a Non-Material Asset Sale, then the minimum Combined Balance requirement in the Cash Covenant, as of the date of such event, shall be reduced, in CSCC’s sole discretion, by $15,000,000. “Non-Material Asset Sale” shall mean a sale of assets of a non-core business, the revenue of which is less than the greater of (a) five percent (5%) of the then trailing 12-month consolidated revenue of Parent and its subsidiaries, or (b) fifty-million dollars ($50,000,000). GAAP is defined herein as generally accepted accounting principles as in effect from time to time in the United States, consistently applied. “EBITDA” means, with respect to Parent and its subsidiaries on a consolidated basis, earnings before non-cash integration costs, depreciation, amortization, non-cash accretion, non-cash restructuring charges, non-cash equity-based compensation, asset impairment or write-down of assets, and extraordinary gains.

J. Letter of Credit. If Borrower fails to maintain the Combined Balance then in effect as adjusted in accordance with Section IV.I, then without prior presentment or notice by Lender, Borrower shall, within five (5) days of such failure, obtain a letter of credit in favor of Lender from Wells Fargo Foothill, Inc. or other bank reasonably acceptable to Lender as follows: (i) if the Combined Balance is less than $35,000,000 but greater than or equal to $20,000,000, the letter of credit shall be in an amount equal to (a) the aggregate unpaid principal balance of the Loans, multiplied by (b) fifty-five percent (55)%; or (ii) if the Combined Balance is less than $20,000,000, the letter of credit shall be in an amount equal to (x) the aggregate unpaid principal balance of the Loans, multiplied by (y) seventy-five percent (75%). If Borrower is required to post a letter of credit pursuant to this Section IV.J and at the first subsequent period following such posting at which the Combined Balance equals or exceeds the then required Combined Balance pursuant to Section IV.I, Lender shall release the letter of credit within five (5) days of receipt of notice from Borrower.

K. Compliance Certificate. Each time financial statements are furnished pursuant to Section IV.H above, there shall be delivered to Lender a certificate in substantially the form of Exhibit E signed by an officer of Borrower with respect to such financial information and the Cash Covenant set forth in Section IV.I.

V. DEFAULT. Each of the following shall constitute an “Event of Default”, and any event that, with the passage of time, shall become an Event of Default shall be referred to as a “Default”: (a) Borrower fails to pay any Obligation to Lender when due and such failure continues for ten (10) days after receipt of written notice from Lender of such failure; (b) Borrower fails to maintain insurance as required herein or breaches any of clauses IV.C. and IV.D; (c) Borrower fails to perform any other covenant, condition or agreement made by it under any Loan Document, and such failure continues for thirty (30) days after written notice by Lender; (d) Bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or other similar proceedings are instituted by or against Borrower, Parent, any other guarantor of Borrower, or all or any part of such person’s property, under the Federal Bankruptcy Code or other law of the United States or of any other competent jurisdiction, and, if such proceeding is brought against such person, it consents thereto or fails to cause the same to be discharged within sixty (60) days after it is filed; (e) Borrower makes any assignment of substantially all of its assets for the benefit of creditors; (f) any representation or warranty of Borrower, Parent or any other guarantor made in any Loan Document proves to have been false or misleading in any material respect as of the date when it was made; (g) Borrower, Parent or any other guarantor defaults under any other instrument or agreement with Lender, which agreement represents an amount of $ $1,000,000 or greater; (h) a material portion of the Collateral is lost, stolen, substantially damaged, or destroyed, or any levy, seizure, or attachment is made upon a material portion of the Collateral; (i) there occurs a Material Adverse Change (as defined below); or (j) with respect to Borrower, Parent or any other guarantor, any transaction that would result in a change of control, which shall mean any transaction in which a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) (other than the following individual persons: Welsh, Carson, Anderson & Stowe VIII L.P.; Welsh, Carson, Anderson & Stowe VII L.P.; Welsh, Carson, Anderson & Stowe VI L.P.; WCAS Management

Corporation; ; The BSC Employee Fund IV, L.P.; CVC II Partners, LLC; MLT LLC; or and Oak Hill Special Opportunities Fund, L.P.) becomes the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of more than 50% (on a fully-diluted basis) of the Borrower’s, Parent’s or any other guarantors’ total capital stock entitled to vote ordinarily for the election of directors. For purposes of this Agreement, “Material Adverse Change” shall mean (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower or Parent, or (b) a material impairment of the ability of Borrower or Guarantor to perform their obligations under the Loan Documents to which they are parties.

VI. LENDER’S RIGHTS AND REMEDIES. If any Event of Default shall have occurred Lender may take any one or more of the following actions: (i) discontinue or withhold any or all advances, and terminate or suspend its obligation to make further advances; or (ii) declare all or a portion of the Obligations immediately due and payable; or (iii) exercise any rights and remedies provided to Lender under this Agreement, the Note, any of the other Loan Documents, or at law or equity, including the rights and remedies of a Lender under the Uniform Commercial Code. Without limiting the generality of the foregoing, Lender may (i) enter upon Borrower’s premises to take possession of, assemble and collect the Collateral or to render it unusable; or (ii) require Borrower to assemble the Collateral and make it available at a place Lender designates in writing, to allow Lender to take possession or dispose of the Collateral. Lender’s remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Lender may have under any Loan Document or at law or in equity. Recourse to the Collateral shall not be required.

VII. INDEMNITY. Except with respect to the gross negligence or willful misconduct of Lender, Borrower hereby indemnifies, protects, defends and holds harmless Lender from and against any and all claims, liabilities (including negligence, tort and strict liability), demands, actions, suits, and proceedings, losses, costs, expenses and damages, including reasonable attorneys’ fees and costs (collectively, “Claims”), arising out of, connected with, or resulting from the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, dissolution or relief of debtors or any appellate proceeding) related to this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person.

VIII. MISCELLANEOUS.

A. Reinstatement Rights. If Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Lender shall be restored to its former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement

B. Successors and Assigns. “Borrower” and “Lender” as used in this Agreement include the heirs, executors or administrators, successors or assigns of those parties. Borrower shall not assign, transfer or delegate any of its rights, obligations or liabilities under this Agreement without the prior written consent of Lender, which shall not be unreasonably withheld.

C. Joint and Several. If more than one Borrower executes the Agreement, the obligations hereunder shall be joint and several.

D. Attorneys’ Fees. Borrower will pay to Lender upon demand the amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which Lender may incur in connection with (i) collection of the Obligations, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, the Collateral, (ii) the exercise or enforcement of any of the rights of Lender hereunder, or (iii) the failure by Borrower to perform or observe any of the provisions hereof, in each case including costs and expenses incurred in connection with a bankruptcy case.

E. Waivers and Amendments. No provision of this Agreement or the other Loan Documents may be amended or modified without the written consent of Lender and Borrower.

F. Entire Agreement. This Agreement and each of the other Loan Documents dated as of the date hereof, taken together, constitute and contain the entire agreement between Borrower and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.

G. Partial Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

H. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be an original, but all of which shall constitute one and the same agreement.

I. Governing Law. This Agreement shall be governed by the laws of the State of California without regard to its conflicts of laws principles.

J. Public Announcement. Neither Parent nor Borrower shall issue any press release or other public announcement regarding the existence of this Agreement, the Guaranty or the other Loan Documents or Lender’s involvement with the transactions contemplated hereby without Lender’s prior written consent. Notwithstanding the foregoing, the parties acknowledge that Borrower is obligated to disclose this Agreement and the transactions contemplated hereby with the Securities and Exchange Commission within four business days from the date hereof.

IN WITNESS WHEREOF, Borrower has executed this Agreement as of the date indicated above.

“BORROWER”

SAVVIS COMMUNIATIONS CORPORATION, a Missouri corporation

By:	/s/ Jeffrey H. Von Deylen
Name:	Jeffrey H. Von Deylen
Title:	Chief Financial Officer

Address for Notice:

One SAVVIS Parkway
Town & Country, MO 63017

Additional corporate, partnership, doing business,
trade and individual names.

“LENDER”
CISCO SYSTEMS CAPITAL CORPORATION, a Nevada corporation

By:	/s/ Doug Drummond
Name:	Doug Drummond
Title:	Cisco Capital Systems

Address for Notice:

Cisco Systems Capital Corporation
9850 Double R Boulevard, Park Center East
Reno, NV 89521
Attn.: Loan Operations
Fax: (775) 789-5866

12